Firm:  Hassard Bonnington
       Two Embarcadero Center
       Suite 1800
       San Francisco, CA  94111-3993

February 27, 1996

To:  Alameda-Contra Costa Medical Association Collective
     Investment Trust for Retirement Plans
     6230 Claremont Avenue
     Oakland, CA  94618

Re:  Opinion of Counsel and Consent

Ladies and Gentlemen:

This opinion is being furnished to you as Exhibit 10 to Post Effective No. 7 of the Registration Statement of the Alameda-Contra Costa Medical Association Collective Investment Trust for Retirement Plans, and relates to the proposed offering of an indefinite number of units of seven separate investment portfolios of the Registrant. We are of the opinion that the units to which Post Effective Amendment No. 7 relates will, when sold, be legally issued, fully paid and nonassessable.

We further consent to the filing of this opinion as Exhibit 10 to Post Effective Amendment No. 7 and consent to the reference to our firm as counsel for the Registrant.

Very truly yours,

Hassard Bonnington

Phillip J. Goldberg
(Signature)